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                                                                    EXHIBIT B(1)

               [Letterhead of Morgan Stanley & Co. Incorporated]


                                          August 20, 1999

Board of Directors
United Water Resources
200 Old Hook Road
Harrington Park, NJ 07640-1799

Members of the Board:

   We understand that United Water Resources Inc. ("UWR" or the "Company"), Lyonnaise American Holding, Inc. ("LAH"), LAH Acquisition Co., a wholly owned subsidiary of LAH ("LAH Acquisition Co.") and solely with respect to certain of LAH's obligations, Suez Lyonnaise des Eaux, a French Societe Anonyme ("Suez"), the parent of LAH, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 20, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of LAH Acquisition Co. with and into UWR. Pursuant to the Merger, UWR will become a wholly owned subsidiary of LAH and each outstanding share of common stock, no par value per share (the "Common Stock"), of UWR, together with the associated right to purchase shares of 5% Series A Cumulative Convertible Preference Stock, no par value, of UWR (the "Series A Preference Stock"), other than shares and rights held in treasury or held by LAH or any affiliate of LAH and UWR, will be converted into the right to receive $35.00 per share in cash, an additional dividend of $0.06 per share in each of the first three fiscal quarters after announcement and a special dividend payable at closing of the difference between $0.48 and the additional dividends paid, all as described in the Merger Agreement (collectively the "Consideration"). Additionally, pursuant to the Merger, each outstanding share of Series A Preference Stock, other than shares held in treasury or held by LAH or any affiliate of LAH and UWR, shall be converted into the right to receive $35.00 per share in cash multiplied by the number of shares of Common Stock issuable upon the conversion of a share of Series A Preference Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 32% of the outstanding shares of the Common Stock is owned by LAH and its affiliates.

   You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than LAH and its affiliates.

   For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of UWR;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning UWR prepared by the management of UWR;

     (iii) reviewed certain financial projections prepared by the management of UWR;

     (iv) discussed the past and current operations and financial condition and the prospects of UWR with senior executives of UWR;

     (v) reviewed the proforma impact of the Merger on Suez's earnings per share, consolidated capitalization and financial ratios;

     (vi) reviewed the reported prices and trading activity for the Common
  Stock;

     (vii) compared the financial performance of UWR and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;


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     (ix) participated in discussions and negotiations among representatives of UWR, LAH and Suez and their financial and legal advisors;

     (x) reviewed certain material agreements between UWR and LAH;

     (xi) reviewed the draft Merger Agreement and certain related documents;
  and

     (x) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of UWR. We have not made any independent valuation or appraisal of the assets or liabilities of UWR. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of UWR or any of its assets, nor did we negotiate with any of the parties, other than LAH and Suez.

   We have acted as financial advisor to the Board of Directors of UWR in connection with this transaction and will receive a fee for our services. Morgan Stanley and its affiliates have provided and continue to provide financial advisory and financing services to Suez and/or its affiliates and have received and will receive fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of UWR, except that this opinion may be included in its entirety in any filing made by UWR in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of UWR should vote at the shareholders' meetings held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than LAH and its affiliates.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                           /s/
                                        By: ___________________________________
                                           Daniel B. More
                                           Managing Director


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